Exhibit 99.1


                                  Friedman's
                         The Value Leader Since 1920
               171 Crossroads Parkway - Savannah, Georgia 31422
                   P.O. Box 8025 - Savannah, Georgia 31412
                       (912) 233-9333 -- (800) 545-9033

                                                   Contact: Sitrick And Company
                                                            Brenda Adrian
                                                            Maya Pogoda
                                                            (912) 447-6000
                                                            ext. 10018
                                                            (212) 573-6100


For Immediate Release
---------------------

               Friedman's Inc. Completes DIP Financing Transaction
            And Comments on Equity Matters and Store Closing Program

      Up to $125 Million DIP Facility In Place To Fund Post-Petition Needs

        Company Comments On Chapter 11 Equity Committee Formation Request
           And Related Adequate Representation and Solvency Inquiries

            Gordon Brothers Retail Partners, LLP Joint Venture Named Successful Bidder at February 25, 2005 Store Closing Program Auction


         Savannah, GA - February 28, 2005 - Friedman's Inc. (OTC: FRDMQ.PK), the Value Leader in fine jewelry retailing, announced today that it successfully closed its $125 million post-petition financing facility on February 25. As previously announced, Friedman's had received a commitment letter from Citicorp USA, Inc. and Citigroup Global Markets, Inc. providing for up to $150 million in debtor-in-possession (DIP) financing. Based on a refinement of its needs following its recently announced store rationalization program, the Company sought and received Court approval for a $125 million revolving credit facility sufficient to permit the Company to continue to repay its prepetition loans and fund ongoing operations during its voluntary restructuring process. The Company is also permitted to use the facility to fund certain payments to vendors under its prepetition secured trade credit program, to purchase additional inventory and for general corporate purposes.

         Friedman's said that it used proceeds from the DIP financing facility to repay the undisputed amount of its prepetition loans and that certain prepetition loan claims disputed by the Company would be subsequently allowed or disallowed by the Bankruptcy Court. "With our final DIP financing in place, and the support of the vendor community, and our employees, Friedman's is in an excellent position to move to the next stage of the restructuring process with confidence," said President and Chief Executive Officer Sam Cusano.

         Separately, the Company formally responded to the United States Trustee's request for comment regarding two Class A shareholders who had sought the appointment of a separate statutory equity committee to represent the holders of the Company's Class A common shares in the Company's chapter 11 cases. Consistent with its earlier informal response that it was premature to support the formation of a statutory equity committee or the formal recognition of an informal ad hoc equity committee, the Company said that it would seek the deferral of any appointment at this time.

         On February 8, the United States Trustee notified the Company that it had deferred consideration of a separate request made on January 31 by another Class A shareholder for the formation of an equity committee as premature pending the filing of the Company's statements and schedules in April, 2005 and the completion of a statutory creditors meeting thereafter. The Official Committee of Unsecured Creditors in the Company's chapter 11 cases has informed the Company that it intends to oppose the formation of a statutory equity committee stating that the appointment would be "totally unwarranted and highly inappropriate under all applicable and legal considerations."

         The Company will file a copy of its formal response to the United States Trustee's inquiry on Form 8-K with the Securities and Exchange Commission. Among the factors that are examined by the United States Trustee when considering the appointment of a statutory equity committee are whether the Company's shares are widely held and publicly traded; the size and complexity of the chapter 11 cases; the delay and additional cost that would result if an equity committee were appointed; the likelihood of whether the debtor is insolvent; the timing of the request relative to the status of the chapter 11 cases; and whether the interests are otherwise adequately represented.

         With respect to the factors regarding adequacy of representation and the likelihood of whether the Company is insolvent, the Company's formal response states as follows:

     o The Company believes that the Board of Directors, which is presently composed of six members, all but one of which is new to the Board of Directors in the nine months since May 1, 2004 and the majority of which are independent directors, adequately represents its stakeholders including Class A shareholders, in its fiduciary mission in the chapter 11 cases to maximize business enterprise value for all of the Company's stakeholders. If the United States Trustee ultimately determines that a statutory equity committee should be appointed, the composition of the committee should respect the Company's Delaware Certificate of Incorporation, as amended, which is the Delaware law document establishing the ground rules and expectations for all investors purchasing the Company's common stock. The Friedman's charter vests control of the Company, including voting power for the election of directors and for all other purposes "exclusively in the holders of Class B Stock," except that Class A holders, voting as a separate class, may elect up to 25% of the Company's directors.

     o As previously disclosed, due to the lack of restated and audited financial statements, the Company is not presently in a position to file financial information with the Securities and Exchange Commission. The Company's first monthly operating report in the chapter 11 cases for the period from January 14 through January 31, 2005 is scheduled to be filed in the Bankruptcy Court on March 18, 2005 and thereafter will be filed on Form 8-K with the Securities and Exchange Commission. Subsequent reports will be filed on the last calendar day of the month following the reporting period.

     o In response to the specific inquiry made by the United States Trustee and based on all of the relevant information available to the Company (including various activities and analyses undertaken to respond to the United States Trustee), the Company believes that if the Bankruptcy Court were required to make a determination today, there is a substantial likelihood that the Bankruptcy Court would determine that the Company is not solvent. The Company further believes that the Bankruptcy Court would therefore also conclude that any plan of reorganization capable of confirmation in accordance with the statutory priority rules of the Bankruptcy Code would result in holders of Friedman's common stock receiving no distribution on account of their interest and cancellation of their interests.

In light of the foregoing, the Company considers the value of the Company's common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Friedman's common stock or any claims relating to prepetition liabilities and/or other Friedman's interests such as warrants convertible into equity interests. The Company also emphasized that its response to the United States Trustee regarding prepetition equity interests should have no impact on the Company's current operations, liquidity or prospects for timely emergence from chapter 11 reorganization.

         The Company also announced that a joint venture composed of Gordon Brothers Retail Partners, LLC, The Nassi Group, LLC, SB Capital Group LLC and Bobby Wilkerson, Inc. was named the successful bidder at an auction conducted in Chicago on February 25 pursuant to procedures approved by the Bankruptcy Court to select an agent to conduct store closing sales for 165 Friedman's stores closing this spring. The successful agency agreement provides that Friedman's will receive a guaranteed payment equivalent to 41% of the aggregate cost of the Friedman's inventory made available for sale plus a minimum payment of $300,000 and up to 3% of additional merchandise sold during the store closing program at those stores. Friedman's will also receive 60% of sales proceeds received above the guaranteed amount for its inventory sold through the store closing program after payment of a 2% agency fee and sale expenses.

         The Bankruptcy Court has scheduled a hearing on March 2 in Savannah to consider approval of the store closing program and agent selection. Any objections to the program lodged by State Attorneys General in the states in which the store closing program will be conducted, if not resolved prior to the March 2 hearing, will be heard by the Bankruptcy Court at a final hearing in Savannah on March 7.

         The Company filed voluntary chapter 11 petitions on behalf of the Company and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2005. The cases were filed to alleviate short-term liquidity issues which followed unanticipated limitations imposed in January by the Company's prepetition lenders, continue Friedman's ongoing restructuring initiatives, and facilitate the Company's turnaround.

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements and the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to obtain use of cash collateral and/or debtor-in-possession (DIP) financing pursuant to the terms of such agreements; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and United States Attorney's Office for the Eastern District of New York investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of our various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Friedman's common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company's public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of Friedman's common stock (both Series A and Series B common stock) and other equity interests (such as options and warrants) should assume that they could receive little or no value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Friedman's common stock or any claims relating to pre-petition liabilities and/or other Friedman's interests such as warrants convertible into equity interests.

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